Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES A 42% INCREASE IN

FOURTH QUARTER CREDIT AGREEMENT EBITDA AND A FULL

YEAR INCREASE OF 27%

Philadelphia, PA – March 28, 2007 – Constar International Inc. (NASDAQ: CNST) today announced its financial results for the fourth quarter and twelve months ended December 31, 2006.

Financial Highlights Include:

•	Gross profit, excluding depreciation expense, improved 10.6 percent to $18.8 million for the fourth quarter of 2006, and improved 23.3 percent to $99.0 million for the full year.

•	Credit Agreement EBITDA increased 42.0 percent to $10.7 million for the fourth quarter of 2006, and increased 27.1 percent to $65.6 million for the full year.

•	Free cash flow was $21.7 million for the full year as compared to negative $3.9 million in 2005.

“The fourth quarter marks the fourth consecutive quarter of improved Credit Agreement EBITDA as compared to the prior year periods. The improvement in the fourth quarter of 2006 was driven by strong manufacturing performance, lower costs and improved performance in our European business. Free cash flow for the full year improved dramatically, resulting in significantly improved liquidity and reduced leverage. In addition, the Company recently amended its Credit Agreement to extend the term by an additional three years and reduce interest costs,” said Michael Hoffman, CEO and President of Constar.

Consolidated net sales were $207.1 million in the fourth quarter of 2006 compared to $219.3 million in the fourth quarter of 2005. The decrease in consolidated net sales was driven by a decrease in unit volume and the pass-through of lower resin costs to customers, which was partially offset by favorable foreign currency translations.

In the U.S., net sales were $163.8 million in the fourth quarter of 2006 compared to $179.5 million in the fourth quarter of 2005. This decrease in sales was driven by a reduction in total U.S. unit volume of 4.2 percent over the fourth quarter of 2005 and the pass-through of lower resin costs to customers. Conventional unit volume declined 4.1 percent as compared to the fourth quarter of 2005 due to the continued movement of water bottlers to self manufacturing and consumers shifting their preferences from carbonated soft drinks to energy drinks and teas. Custom unit volume decreased 6.4 percent as compared to the fourth quarter of 2005 due to spot business in the fourth quarter of 2005 that did not recur in the fourth quarter of 2006, and customer equipment maintenance and soft demand in the fourth quarter of 2006.

In Europe, net sales were $43.3 million in the fourth quarter of 2006 compared to $39.8 million in the fourth quarter of 2005. The increase in European net sales in the fourth quarter of 2006 was primarily due to favorable foreign currency translations. Conventional unit volume declined 4.2 percent as compared to the fourth quarter of 2005.

Gross profit, excluding depreciation expense, increased to $18.8 million, or 10.6 percent, in the fourth quarter of 2006 as compared to the fourth quarter of 2005. Gross profit, excluding depreciation expense, as a percentage of net sales increased to 9.1 percent in the fourth quarter of 2006 from 5.1 percent in the fourth quarter of 2005. This increase was driven by improved manufacturing performance and lower costs in our U.S. operations and improved performance in our European business.

Selling and administrative and research and technology expenses of $9.9 million in the fourth quarter of 2006 increased by $0.7 million from the fourth quarter of 2005 primarily due to an increase in compensation expense.

Operating income decreased to $1.3 million in the fourth quarter of 2006 compared to $2.0 million in the fourth quarter of 2005. This decrease was driven primarily by an increase in depreciation expense of $1.7 million, which was partially offset by the improved operating results discussed above.

Interest expense remained consistent in the fourth quarter of 2006 as compared to the fourth quarter of 2005. Daily average borrowings under the Company’s Credit Agreement were $4.2 million lower in the fourth quarter of 2006 as compared to the fourth quarter of 2005. This impact of reduced borrowings was offset by higher interest rates.

Other income increased to $1.3 million in the fourth quarter of 2006 compared to an expense of $1.1 million in the fourth quarter of 2005. In the fourth quarter of 2005, the Company recorded a legal settlement expense of $1.5 million.

Net loss was $7.2 million in the fourth quarter of 2006, or $0.59 loss per basic and diluted share, compared to a net loss of $8.8 million, or $0.72 loss per basic and diluted share, in the fourth quarter of 2005.

Free cash flow was positive $0.9 million in the fourth quarter of 2006 as compared to negative free cash flow of $2.6 million in the fourth quarter of 2005. This improvement in free cash flow was driven by improved operating results, reduced capital expenditures and tight controls over working capital, principally accounts receivable and inventory.

Credit Agreement EBITDA in the fourth quarter of 2006 increased by $3.2 million, or 42.7 percent, to $10.7 million from $7.5 million in the fourth quarter of 2005. This increase was driven by the factors discussed above.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the fourth quarter of 2006, these adjustments amounted to $0.6 million. In the fourth quarter of 2005, these adjustments were $1.1 million. On March 20, 2007, the Company amended its Credit Agreement. The amended Credit Agreement no longer contains a definition of EBITDA.

Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate gross profit and depreciation line items in the attached unaudited consolidated statements of operations.

Free cash flow is derived from the Company’s consolidated statement of cash flows and is defined as net cash provided by operating activities less purchases of property, plant and equipment, plus proceeds from the sale of property, plant and equipment. Free cash flow is not a GAAP-defined measure and may not be comparable to free cash flow as defined by other companies. The Company uses free cash flow to evaluate performance and the Company’s ability to incur and service debt. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate line items for net cash provided by operating activities and net cash used in investing activities in the attached unaudited consolidated statements of cash flow.

Full Year Results:

Consolidated net sales declined slightly to $927.0 million in 2006 from $928.0 million in 2005.

In the U.S., net sales increased $1.5 million to $750.2 million in 2006 from $748.7 million in 2005. The increase was primarily driven by an increase in custom unit volume, the pass-through of higher resin costs to customers and the impact of the Company’s strategic value initiative. Custom unit volume increased 21.9 percent while conventional unit volume declined 4.8 percent.

In Europe, net sales decreased $2.5 million to $176.8 million in 2006 from $179.3 million in 2005. The decrease was primarily due to a 3.9 percent decrease in conventional unit volume, partially offset by a strengthening of the British Pound and Euro against the U.S. Dollar.

Gross profit, excluding depreciation expense, increased $18.7 million, or 23.3 percent, to $99.0 million for 2006 from $80.3 million in 2005. Gross profit, excluding depreciation expense, as a percentage of net sales in 2006 increased to 10.7 percent from 8.7 percent in the same period last year. The increase reflects lower costs, the impact of the Company’s strategic value initiative, improved customer and product mix, purchasing cost reductions and improved operating efficiencies in U.S. manufacturing operations.

Selling and administrative and research and technology expenses were $36.8 million in 2006 compared to $32.6 million last year. The increase primarily reflects a $2.3 million increase in compensation expense, a $1.2 million increase for audit and Sarbanes-Oxley related expenses and increased other expenses of $0.8 million.

In connection with its February 2005 refinancing, the Company repaid amounts outstanding under its former revolving loan facility and two term loans. As a result of these repayments, in 2005 the Company wrote off approximately $6.5 million of the remainder of the deferred financing costs related to those three facilities and incurred prepayment penalties of approximately $3.5 million.

In 2006, the Company recorded a non-cash asset impairment charge of $0.9 million to write down the carrying value of an asset to fair value.

In 2005, the Company recorded a non-cash asset impairment charge of $22.2 million to write down the carrying value of assets used in its European operations to fair value.

Operating income was $27.0 million in 2006 compared to an operating loss of $23.6 million in 2005. This increase in operating income primarily relates to the improved operating performance described above, and the absence in 2006 of $22.2 million in impairment charges, $6.5 million in written-off deferred financing costs and $3.5 million of prepayment penalties associated with the 2005 refinancing.

Interest expense increased $2.4 million to $41.0 million in 2006 from $38.6 million in 2005 as a result of a higher effective interest rate and higher average borrowings.

In 2006, the Company reported other income of $2.8 million compared to other expense of $1.1 million in 2005. The income in 2006 was primarily from the positive impact of the changes in the foreign currency translation rates of intra-company balances and royalty income.

Net loss in 2006 was $12.0 million, or $0.99 loss per basic and diluted share, compared to a net loss of $60.0 million, or $4.94 loss per basic and diluted share, in 2005.

Free cash flow was positive $21.7 million in 2006 as compared to negative free cash flow of $3.9 million in 2005. This improvement in free cash flow was driven by improved operating results, reduced capital expenditures and tight controls over working capital, principally accounts receivable and inventory.

Credit Agreement EBITDA in 2006 increased by 27.1 percent to $65.6 million from $51.6 million in 2005. This increase was primarily due to higher gross profit, excluding depreciation expense, partially offset by increased operating expenses excluding asset impairment charges.

In 2006, Credit Agreement adjustments to EBITDA were $3.2 million. In 2005, adjustments were $38.1 million, which included the write-off of deferred financing costs of $10.0 million and an asset impairment charge of $22.2 million.

Conference Call, Web Cast Information

The Company will hold a conference call on Thursday, March 29, 2007, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 811-8830 (domestic callers) or (913) 981-4904 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Thursday, April 5, 2007 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 6504894, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the impact of self-

manufacturing on the Company’s business, and the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2006 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Net customer sales	$206,269	$217,770	$923,077	$923,111
Net affiliate sales	861	1,510	3,892	4,934

Net sales	207,130	219,280	926,969	928,045
Cost of products sold, excluding depreciation	188,284	202,321	827,968	847,765
Depreciation	7,406	5,671	33,441	38,893

Gross profit	11,440	11,288	65,560	41,387

Selling and administrative expenses	8,441	7,295	30,666	25,943
Research and technology expenses	1,480	1,950	6,177	6,609
Write-off of deferred financing costs	—	—	—	10,025
Asset impairment charges	—	—	870	22,200
Provision for restructuring	264	48	854	218

Total operating expenses	10,185	9,293	38,567	64,995

Operating income (loss)	1,255	1,995	26,993	(23,608)
Interest expense	9,997	10,015	41,069	38,625
Other (income) expense, net	(1,335)	1,062	(2,761)	1,090

Income (loss) from continuing operations before income taxes	(7,407)	(9,082)	(11,315)	(63,323)
(Provision for) benefit from income taxes	64	504	127	4,094

Loss from continuing operations	(7,343)	(8,578)	(11,188)	(59,229)
Income (loss) from discontinued operations, net of taxes	112	(196)	(834)	(761)

Net loss	$(7,231)	$(8,774)	$(12,022)	$(59,990)

Basic and diluted loss per common share:
Continuing operations	$(0.60)	$(0.70)	$(0.92)	$(4.88)
Discontinued operations	0.01	(0.02)	(0.07)	(0.06)

Net loss per share	$(0.59)	$(0.72)	$(0.99)	$(4.94)

Weighted average common shares outstanding:
Basic and diluted	12,254	12,178	12,224	12,145

	Three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Reconciliation of net loss to Credit Agreement EBITDA:
Net loss	$(7,231)	$(8,774)	$(12,022)	$(59,990)
Add back:
Interest expense	9,997	10,015	41,069	38,625
Taxes	(64)	(504)	(127)	(4,094)
Depreciation	7,406	5,671	33,441	38,893

EBITDA	10,108	6,408	62,361	13,434
Other adjustments under Credit Agreement	579	1,117	3,203	38,121

Credit Agreement EBITDA	$10,687	$7,525	$65,564	$51,555

	Three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$11,440	$11,288	$65,560	$41,387
Add back: Depreciation	7,406	5,671	33,441	38,893

Gross profit, excluding depreciation expense	$18,846	$16,959	$99,001	$80,280

Percentage of net sales	9.1%	7.7%	10.7%	8.7%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS COMPARISON

(in thousands, except par value)

(Unaudited)

	December 31,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$19,370	$9,663
Accounts receivable, net	61,101	68,208
Accounts receivable - related party	856	581
Inventories, net	83,355	100,286
Prepaid expenses and other current assets	11,274	8,315
Deferred income taxes	2,257	3,536
Current assets of discontinued operations	11,602	14,688

Total current assets	189,815	205,277

Property, plant and equipment, net	148,235	155,711
Goodwill	148,813	148,813
Other assets	15,813	21,417
Non-current assets of discontinued operations	1,286	3,434

Total assets	$503,962	$534,652

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$—	$10,453
Accounts payable	82,611	92,251
Accounts payable - related party	950	345
Accrued expenses and other current liabilities	31,433	37,261
Current liabilities of discontinued operations	8,680	10,693

Total current liabilities	123,674	151,003

Long-term debt	393,466	393,205
Pension and postretirement liabilities	19,143	19,979
Deferred income taxes	2,257	3,536
Other liabilities	8,117	5,981
Non-current liabilities of discontinued operations	2,144	2,808

Total liabilities	548,801	576,512

Commitments and contingent liabilities
Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at December 31, 2006 and 2005	—	—
Common stock, $.01 par value - 12,809 shares and 12,689 shares issued, 12,576 and 12,515 outstanding at December 31, 2006 and 2005, respectively	125	125
Additional paid-in capital	275,754	276,331
Accumulated other comprehensive loss	(18,958)	(27,441)
Treasury stock, at cost - 233 and 174 shares at December 31, 2006 and 2005, respectively	(704)	(457)
Unearned compensation	—	(1,384)
Accumulated deficit	(301,056)	(289,034)

Total stockholders’ deficit	(44,839)	(41,860)

Total liabilities and stockholders’ deficit	$503,962	$534,652

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOW COMPARISON

(in thousands)

(Unaudited)

	For the year ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(12,022)	$(59,990)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,173	42,308
Asset impairment charges	870	22,200
Bad debt expense	547	1,195
Restructuring and other exit activities	(1,583)	(1,786)
Stock-based compensation	1,222	900
Deferred income taxes	(107)	(3,119)
Write-off of deferred financing costs	—	6,556
(Gain) loss on disposal of assets	1,721	(553)
Other operating activities, net	(317)	(37)
Changes in operating assets and liabilities:
Accounts receivable	11,825	(3,191)
Inventories	20,311	(133)
Prepaid expenses and other current assets	660	5,282
Accounts payable and accrued expenses	(14,674)	16,474
Change in outstanding overdrafts	(814)	2,684
Pension and postretirement benefits	467	(2,147)

Net cash provided by operating activities	44,279	26,643

Cash flows from investing activities:
Purchases of property, plant and equipment	(23,471)	(32,586)
Proceeds from the sale of property, plant and equipment	903	1,999

Net cash used in investing activities	(22,568)	(30,587)

Cash flows from financing activities:
Proceeds from sale of Senior Notes	—	220,000
Repayment of term loan	—	(121,941)
Proceeds from Revolver loan	811,544	771,256
Repayment of Revolver loan	(821,997)	(777,803)
Repayment of second lien loan	—	(75,000)
Costs associated with debt financing	(320)	(11,447)
Repayment of other debt	(1,540)	(247)

Net cash provided by (used in) financing activities	(12,313)	4,818

Effect of exchange rate changes on cash and cash equivalents	309	(527)

Net change in cash and cash equivalents	9,707	347
Cash and cash equivalents at beginning of period	9,663	9,316

Cash and cash equivalents at end of period	$19,370	$9,663

	Three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$6,423	$4,603	$44,279	$26,643
Purchases of property, plant and equipment	(6,231)	(8,586)	(23,471)	(32,586)
Proceeds from the sale of property, plant and equipment	758	1,429	903	1,999

Free cash flow	$950	$(2,554)	$21,711	$(3,944)